CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to incorporation by reference in the registration statement of SFX Broadcasting, Inc. on Form S-4 of our report dated March 8, 1996, on our audits of the combined financial statements of HMW Communications, Inc. -- Selected Operations as of December 31, 1995, and various periods from January 6, 1994 to December 31, 1994, all of which have been included in SFX Broadcasting, Inc.'s report on Form 8-K dated May 9, 1996 which report is incorporated by reference in this Form S-4. We also consent to the reference to our firm under the caption "Experts."


                                              /s/ Coopers & Lybrand L.L.P


Raleigh, North Carolina
September 26, 1996